EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

NEWARK, Del., Feb. 22, 2013 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today announced that Joseph A. DePaulo has been named to the new position of Executive Vice President, Banking and Finance. Most recently, Mr. DePaulo served as Sallie Mae’s Executive Vice President & Chief Marketing Officer, a position he has held since joining Sallie Mae in 2009.

Mr. DePaulo, who has 25 years in the consumer banking industry with MBNA, previously co-founded and served as Chief Executive Officer of Credit One Financial Solutions. At MBNA he served in various senior credit, marketing, corporate development and acquisition roles in the U.S. and Europe. Mr. DePaulo’s appointment is part of Sallie Mae’s broader focus on further distinguishing its private education loan and consumer finance businesses from its Federal Family Education and Direct Student Loan program funding and servicing activities.

“Joe has wide consumer finance experience,” said Albert L. Lord, vice chairman and CEO. “Now as Sallie Mae increases its focus on growing and financing its private credit products and banking franchise, Joe brings valuable insight and leadership to our strong finance organization. Jack Remondi continues as our President & Chief Operating Officer driving operating efficiency in our business services and legacy operations. We continue to develop a strong, diversified management team that can focus on the increasingly separate aspects of our business.”

Mr. DePaulo will succeed Jonathan C. Clark as the company’s principal financial officer. Mr. Clark joined Sallie Mae in 2008 as Senior Vice President, Corporate Finance and was appointed Executive Vice President & Chief Financial Officer in January 2011. Mr. Clark will depart the company at the end of March.

Mr. Lord added, “Jon helped navigate us through the turbulence of the financial crisis in 2008-9. He significantly reduced our unsecured debt levels, helped equity capital and reestablished us as a major player in the securitization market. I thank Jon for all of his contributions and wish him well in his future endeavors.”

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Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media: Martha Holler, 302-283-4036, Martha.Holler@SallieMae.com, or Nikki Lavoie, 302-283-4057, Nikki.Lavoie@SallieMae.com

Investors: Steven McGarry, 302-283-4074, Steven.M.McGarry@SallieMae.com, or Joe Fisher, 302-283-4075, Joe.Fisher@SallieMae.com

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